EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


November 27, 2006

Board of Directors
Gateway Distributors, Ltd.
North Las Vegas, Nevada

We hereby consent to the incorporation in this Form 8-K/A, Amendment No. 2 filed on or about November 28, 2006 of the report dated November 16, 2006, relating to the consolidated financial statements of Marshall Distributing, LLC and Marshall Distributing (a sole proprietor) (predecessor), for the years ended December 31, 2005 and 2004, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding Marshall's ability to continue as a going concern.

/s/ Madsen & Associates, CPA's Inc.
Madsen & Associates, CPA's Inc.
Salt Lake City, Utah